Exhibit 99.2


        MONSTERDAATA ENTERS INTO AN AGREEMENT TO ACQUIRE NEIGHBORHOODFIND

NEW YORK, NY AND CHARLOTTESVILLE, VA, JULY 24, 2001: MonsterDaata, Inc. (OTCBB:
MSRD) and NeighborhoodFind.com LLC are pleased to announce a definitive agreement has been signed for the two companies to merge. The all-stock transaction is expected to close August 1, 2001 and will provide
NeighborhoodFind shareholders with 22% of MonsterDaata's outstanding stock, options and warrants. NeighborhoodFind adds $2 million in recurring annual subscription revenues and an established nationwide sales force.

The transaction combines the nation's leading neighborhood information and web-based direct marketing company with the leading provider of technology and content to the Real Estate industry. NeighborhoodFind has over 11,000 active on-line neighborhoods nationwide and over 5,000 Realtor sponsors. MonsterDaata provides comprehensive neighborhood, school and property information that can be drilled down to the census block level, thereby offering consumers and Real Estate professionals the most relevant community specific information.

"This acquisition jump-starts our efforts to offer Realtors a direct subscription product", said Sam Petteway, MonsterDaata's CEO. "With NeighborhoodFind's 5,000+ Realtor customers and a staff of 30 sales associates, we are positioned to rapidly penetrate the market of over 700,000 Realtors. NeighborhoodFind's model fits ours perfectly and will help solidify a high double-digit growth rate for MonsterDaata going forward."

"Together we can supply our current and future Realtor customers with a web based direct marketing program that will be unparalleled in the industry," says Jim Gayhart, NeighborhoodFind's CEO. "MonsterDaata's strong technology base and data repository for neighborhood specific information, coupled with our current products and national sales force will make a powerful combination."

NeighborhoodFind, based in Charlottesville, VA, provides a Web site that serves as a community resource, neighborhood communications tool and relocation solution. With over 19,000 cities online, the site includes thousands of U.S. neighborhoods and serves as a one-stop resource for community information. The site offers neighborhood details, photos, and communication tools, including Neighborhood News, Community Calendar, Local Government News, free Web sites, local school and business information, and relocation services.

MonsterDaata has developed advanced data compilation and delivery technology designed to transform and distribute significant amounts of information from disparate sources for Real Estate related industries. The company derives revenue through the distribution of Real Estate related content and applications solutions in a highly customizable, flexible manner. Data is delivered using industry standard protocols like XML, WML, PDA and customized HTML.

The statements contained in this release which are not historical facts contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, the risks and uncertainties detailed in MonsterDaata's Securities and Exchange Commission filings.

CONTACT:    Harold Blue
            Vice Chairman
            MonsterDaata, Inc.
            212-829-5891

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